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                                                                 EXHIBIT F-1.5



                       Ryan, Russell, Ogden & Seltzer LLP
                       1100 Berkshire Boulevard, Suite 301
                        Reading, Pennsylvania 19610-1221
                               Phone: 610-372-4761

                                October 29, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re:   FirstEnergy Corp. and GPU, Inc.;  SEC File No. 70-9793

Ladies and Gentlemen:

            We refer to the Application-Declaration on Form U-1 in File No. 70-9793, as amended (the "Application"), under the Public Utility Holding Company Act of 1935 (the "Act"), filed by FirstEnergy Corp, an Ohio corporation ("FirstEnergy") and an exempt holding company under the Act, and certain Subsidiaries of FirstEnergy and GPU, Inc., a Pennsylvania corporation ("GPU") and a registered holding company under the Act, and certain Subsidiaries of GPU, seeking authority for the following, all as more fully described in the Application (the "Transactions"):

      a. the acquisition by FirstEnergy of all the issued and outstanding voting securities of the following U.S. electric utility operating subsidiaries of GPU: Jersey Central Power & Light Company, a New Jersey corporation ("JCP&L"), Pennsylvania Electric Company, a Pennsylvania corporation ("Penelec") and Metropolitan Edison Company, a Pennsylvania corporation ("Met-Ed") and the indirect acquisition of York Haven Power Company, a Pennsylvania corporation ("York Haven") and Waverly Electric Power & Light Company, a Pennsylvania corporation ("Waverly Electric"); such acquisition to be accomplished through a merger (the "Merger") of GPU into FirstEnergy pursuant to the terms of the Agreement and Plan of Merger, dated as of August 8, 2000 (the "Merger Agreement"), between FirstEnergy and GPU.

      b. The issuance by FirstEnergy of its common stock in exchange for 50% of the shares of GPU common stock outstanding at the time the Merger is completed, subject to a certain adjustments described in the Merger Agreement. The Merger and the issuance of common stock in connection therewith are referred to as the "Merger Transactions."
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      c.    Financing transactions by FirstEnergy, and in the limited
            circumstances set out in the Application, by the Utility Subsidiaries, in the amount of $8.0 billion (which includes the common stock issued in the Merger) and related transactions (the "Financings"), representing additions to capital, additional equity securities, preferred securities and debt (which amount includes debt required to finance the cash portion of the Merger), in each case including refinancings which do not alter outstanding capital but which will not count against the limits, for the period beginning with the effective date of an order issued pursuant to the Application and continuing to and including June 30, 2003 (the "Authorization Period").

      d. The issuance of 30 million shares of common stock under dividend reinvestment and stock-based management incentive and employee benefit plans pursuant to Sections 6(a) and 7 of the Act (the "Plan Common Stock issuances").

      e. The issuance of one purchase right (a "Right") together with each share of FirstEnergy common stock issued in accordance with the authority requested in the Application.

      f. The issuance by FirstEnergy and the Subsidiaries of guarantees (the "Guarantees") in an aggregate amount not to exceed $4.0 billion outstanding at any time in exposure.

      g. The authorization and approval of intra-system guarantees, the formation and operation of a utility money pool (the "Utility Money Pool") and a non-utility money pool (the "Non-Utility Money Pool"). The Financings, the Plan Common Stock issuances, the Rights transactions, the Guarantees, the Utility Money Pool transactions and Non-Utility Money Pool Transactions are referred to as the "Securities Transactions."

      We have acted as Pennsylvania counsel to FirstEnergy and GPU in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.

      In connection with this opinion, we have examined the Application and the exhibits thereto and the Merger Agreement, and originals, or copies certified to our satisfaction, of such corporate records of FirstEnergy, GPU and other entities, certificates of public officials, orders of regulatory bodies having jurisdiction over aspects of the Transaction, certificates of officers and representatives of FirstEnergy, GPU and other entities and such other documents, records and matters of law as we have deemed necessary for the purposes of this opinion.

      Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter specified, we are of the opinion that, in the event the Transactions are completed as described in the Application, the laws of the Commonwealth of Pennsylvania applicable to the Transactions will have been complied with.

      This opinion in respect of the proposed Transactions as described in the Application is subject to the following assumptions or conditions:


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            (i)   The authorizations and approvals of the Transactions given by the Boards of Directors and shareholders of FirstEnergy and GPU shall remain in effect at the closings thereof and the Financing Transactions shall have been conducted in accordance with the applicable authorizations and approvals.

            (ii) The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transactions and the Transactions shall have been accomplished in accordance therewith.

            (iii) The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of all state and federal commissions or regulatory authorities having jurisdiction over any of the Transactions (including, with respect to the Merger, the approval and authorization of the Federal Energy Regulatory Commission under the Federal Power Act, the Federal Communications Commission under the Communications Act, the Nuclear Regulatory Commission under the Atomic Energy Act, the Pennsylvania Public Utility Commission ("PaPUC") under the applicable laws of the Commonwealth of Pennsylvania, the New Jersey Board of Public Utilities under the applicable laws of New Jersey and the New York Public Service Commission under laws of the State of New York) and all such required approvals, authorizations, consents, certificates, orders and registrations shall remain in effect at the closings thereof.

            (iv) With respect to those Transactions occurring after FirstEnergy shall have become subject to registration pursuant to Section 5 of the Act and the rules of the Securities and Exchange Commission thereunder, FirstEnergy shall have duly registered with the Securities and Exchange Commission as a holding company pursuant to Section 5 of the Act and the rules of the Securities and Exchange Commission thereunder.

            (v) The Merger shall have been completed in accordance with the Merger Agreement; instruments of merger shall have been duly and validly filed with the Secretaries of State of the Commonwealth of Pennsylvania and State of Ohio, respectively, and such other corporate formalities as are required by the laws of such jurisdictions for the consummation of the merger contemplated by the Merger Agreement shall have been taken; and such merger shall have become effective in accordance with the laws of Pennsylvania and Ohio, respectively.

            (vi) The parties shall have obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.


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           (vii)  The documentation necessary for the Financing Transactions shall constitute the valid, binding and enforceable obligations of the parties to such documents other than the FirstEnergy or other issuer thereof (the "Issuers") and each Issuer shall have received the agreed upon consideration for the securities in accordance with the authorizations and approvals referred to in subparagraphs (i) and (iii) above.

           (viii) A registration statement shall have been declared effective under the Securities Act of 1933 or an exemption from registration shall be applicable under such act with respect to each Financing Transaction and no stop order shall have been entered by the Securities and Exchange Commission with respect thereto.

           (ix) No opinions are expressed with respect to laws other than those of the Commonwealth of Pennsylvania. We understand that Jones, Day, Reavis & Pogue will rely on this opinion in giving its opinion with respect to the subject matter hereof and we hereby consent to such reliance.

           (x) No stop order shall have been entered by the Securities and Exchange Commission with respect to the Registration Statement on Form S-4 (File No. 333-46444); and the issuance of shares of FirstEnergy common stock in connection with the Merger shall have been consummated in compliance with the Securities Act of 1933 and the rules and regulations thereunder.

           (xi) We have assumed that all action under state "Blue Sky" laws to permit the consummation of the Transactions will have been completed.

           (xii) Penelec and Met-Ed will have received all necessary approvals, if any, from the PaPUC prior to entering into any financing transaction, participating in the Utility Money Pool or entering into any Anticipatory Hedge or any other interest rate management device, as more fully described in the Application.

           (xiii) We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of FirstEnergy, GPU and other appropriate persons and statements contained in the Application.

      We hereby consent to the filing of this opinion as an exhibit to the Application.



                                    Respectfully yours,


                                    RYAN, RUSSELL, OGDEN & SELTZER LLP

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